Exhibit 99.3

Service Corporation International to Redeem All Outstanding 5.375% Notes due 2024

HOUSTON, Texas, August 10, 2020 — Service Corporation International (NYSE: SCI) (the “Company”), announces today that it intends to redeem all of its outstanding 5.375% Senior Notes due 2024 (CUSIP No. 817565 CB8/ ISIN No. US817565CB82) (the “Notes”) not purchased pursuant to its previously announced tender offer for such Notes.

The redemption date will be September 9, 2020 and the Notes will be redeemed at a redemption price equal to 101.792%, plus accrued and unpaid interest, if any, to the redemption date.

Payment will be made upon presentation and surrender of the Notes to The Bank of New York Mellon Trust Company, N.A.

This press release does not constitute an offer to purchase nor the solicitation of an offer to sell nor shall there be any purchase of these securities in any state in which such offer, solicitation or purchase would be unlawful. This press release does not constitute a notice of redemption with respect to the notes being redeemed.

Cautionary Statement on Forward-Looking Statements

The statements in this press release that are not historical facts are forward-looking statements made in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as “believe”, “estimate”, “project”, “expect”, “anticipate”, or “predict” that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual consolidated results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company.

For further information on these and other risks and uncertainties, see our Securities and Exchange Commission (“SEC”) filings, including our 2019 Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020. Copies of this document as well as other SEC filings can be obtained from our website at www.sci-corp.com. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

About Service Corporation International

Service Corporation International (NYSE: SCI), headquartered in Houston, Texas, is North America’s leading provider of deathcare products and services. At June 30, 2020, we owned and operated 1,472 funeral service locations and 483 cemeteries (of which 296 are combination locations) in 44 states, eight Canadian provinces, the District of Columbia, and Puerto Rico. Through our businesses, we market the Dignity Memorial® brand which offers assurance of quality, value, caring service, and exceptional customer satisfaction.